EXHIBIT 99.1
                                      CPI
                              AEROSTRUCUTRES, INC.
                200A EXECUTIVE DRIVE - EDGEWOOD, NEW YOEK 11717
                       (631)586-5200 - FAX (631) 586-5814



                              FOR IMMEDIATE RELEASE

               CPI AEROSTRUCTURES ANNOUNCES THIRD QUARTER RESULTS
               Q3 Revenue Increases 11% and Pretax Profits Up 48%; Nine-Months Revenue and Pretax Profits Up 15% and 114%, Respectively

Edgewood, NY - November 3, 2003 -- CPI Aerostructures, Inc. ("CPI") (AMEX: CVU) today announced operating results for the third quarter ended September 30, 2003. Primarily due to the public offering of 2,300,000 shares in the first quarter of 2003, diluted earnings per share for the three and nine month periods are calculated on 83% and 73% more shares than in the respective periods of 2002.

Third Quarter 2003 versus 2002:
     o    Revenue  rose 11% to  $7,851,067  compared  with  $7,088,614;
     o    Gross margin was 32% compared with 31%;
     o Pretax income was $1,844,804 or 23% of revenue, compared with $1,247,200, or 18% of revenue; however, pretax income included a $41,236 gain on the sale of "assets held for sale - discontinued operations." Excluding the gain, pretax income was $1,803,568 which represents 23% of revenue;
     o Net income was $1,844,804 or $0.35 per share and $0.30 per diluted share, compared with $1,248,200, or $0.46 per share and $0.38 per diluted share. Excluding the gain discussed above, net income was $1,803,568. Net income, excluding the non-recurring gain, if taxed at a 40% effective tax rate, would have been $1,082,141, or $0.21 per share and $0.18 on a diluted basis.

Nine Months 2003 versus 2002:
     o    Revenue increased 15% to $20,752,731, compared with $17,988,748;
     o    Gross margin was 32% compared with 30%;
     o Pretax income was $7,104,477, or 34% of revenue, compared with $3,322,892, or 18% of revenue; however, pretax income included a $461,235 gain on the "sale of assets held for sale - discontinued operations" and a $2,431,233 gain on the early extinguishment of debt. Excluding these gains, pretax income rose 27% to $4,212,009, or 20% of revenue;
     o Net income was $7,104,477, or $1.50 per share and $1.31 per diluted share, compared with $2,793,892, or $1.03 per share and $0.89 per diluted share. Excluding the gains discussed above, net income was $4,212,009. Net income, excluding the non-recurring gains, if taxed at a 40% effective tax rate, would have been $2,527,205, or $0.53 per share and $0.47 per diluted share, compared with fully taxed net income of $1,993,735, or $0.74 per share and $0.64 per diluted share in 2002.


                                     (more)


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CPI Aerostructures, Inc. News Release                                     Page 2
November 3, 2003

Non-Recurring Items for the Third Quarter and Nine Months 2003:
     o During 2003, CPI sold the remaining assets of Kolar, Inc. (discontinued operation as of 12/31/01), which resulted in a $41,236 gain in the third quarter, a $166,667 gain in the second quarter, and a $253,332 gain in the first quarter. Each of these transactions was recorded as disposition of "assets held for sale - discontinued operations";
     o $2.7 million of the $7.8 million in net proceeds of CPI's February 19, 2003 secondary public offering was used to repurchase a $4.0 million note and the related accrued interest at a substantial discount, which resulted in a $2.4 million gain from the early extinguishment of debt in the first quarter;
     o CPI utilized a portion of its NOL in the first, second and third quarters, so there was no provision for income taxes. Last year, the Company benefited from a tax valuation adjustment resulting in a tax benefit of $1,000 in the third quarter and an effective tax rate of 16% for the nine month period.

Edward J. Fred, CPI's CEO & President, stated, "We are pleased to have posted another quarter of strong results. Through October 31, 2003, new contract awards were up 37% to $28.9 million compared to the same period last year, which is greater than total awards of $24.5 million booked in all of 2002. In addition to C-5A Galaxy and T-38 Trainer awards, we've seen a resumption of A-10 Thunderbolt orders. Our accomplishments have been recognized by Forbes magazine, which recently ranked CPI #10 in its 2003 list of the nation's best small companies based on a combination of investment criteria."

Anthony M. D'Agostino, CPI's CFO added, "Income from operations rose 25% to $1,798,816 from $1,433,815 due to a confluence of factors. Gross margin for the third quarter improved to 32%, putting us on track to meet our gross margin target of 30%-32% for the full year. SG&A as a percentage of revenue declined to 9% from 11% in last year's third quarter as costs remained in check. Our balance sheet is extremely strong with $3.7 million in cash and $17.5 million in working capital. Moreover, the new three-year $5 million revolving credit facility we secured during the quarter gives us greater financial flexibility to pursue larger RFQs and improves our chances of winning more of them."

Mr. Fred added, "We anticipate fourth quarter revenue of approximately $9.2 million and remain comfortable with our 2003 revenue forecast of approximately $30 million, a 25% increase over the prior year, and net income (on an if taxed basis) of approximately $4.0 million, excluding the abovementioned non-recurring gains. While it is too early to give guidance for 2004, we are confident of continued growth in revenue, new orders and operating profits. Our longstanding relationship with the military and proven ability to execute larger contracts such as the T-38 Trainer give CPI a competitive advantage in the bidding process. Clearly, CPI is poised for long-term prosperity."

                                     (more)

CPI Aerostructures, Inc. News Release                                     Page 3
November 3, 2003

CONFERENCE CALL
Edward Fred and Anthony D'Agostino will host a conference call today, November 3, 2003 at 11 am ET to discuss third quarter results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing (973) 582-2866. Please call in 10 minutes before the scheduled time and ask for the CPI Aerostructures call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.cpiaero.com and click on the "Investor Relations" section, then click on "Events". Please access the website 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days.

Founded in 1980, CPI Aerostructures is engaged in the contract production of structural aircraft parts principally for the U.S. Air Force and other branches of the armed forces. In conjunction with its assembly operations, CPI provides engineering, technical and program management services. Among the key programs that CPI supplies are the C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet and the E-3 Sentry AWACS jet.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI's SEC reports, including CPI's Form 10-KSB for the year ended December 31, 2002 and Form 10-QSB for the quarter ended June 30, 2003.

Contact:           Anthony D'Agostino               Investor Relations Counsel
                   Chief Financial Officer          The Equity Group Inc.
                   CPI Aerostructures, Inc.         Linda Latman (212) 836-9609
                   (631) 586-5200                   Sarah Torres (212) 836-9611
                   www.cpiaero.com                  www.theequitygroup.com

                            (See Accompanying Tables)

CPI Aerostructures, Inc. News Release                                     Page 4
November 3, 2003

                            CPI AEROSTRUCTURES, INC.
                         CONDENSED STATEMENTS OF INCOME
                                                             For the Three Months         For the Nine Months
                                                             Ended September 30,           Ended September 30,
                                                            2003          2002            2003             2002
                                                                (Unaudited)                     (Unaudited)
Revenue                                                   $7,851,067   $7,088,614      $20,752,731      $17,988,748
Income from operations                                     1,798,816    1,433,815        4,340,827        3,638,215

Other income (expense):
    Interest (expense)/other income                            4,752     (186,615)        (128,818)        (315,323)
    Gain on extinguishment of debt                            -----       -----          2,431,233           -----
    Gain on sale of assets held for sale - discontinued       41,236      -----            461,235           -----
     operations
Income before provision for income taxes                   1,844,804    1,247,200        7,104,477        3,322,892
(Provision for) benefit from income taxes                     -----         1,000          -----           (529,000)

-------------------------------------------------------------------------------------------------------------------
Net income                                                $1,844,804   $1,248,200       $7,104,477       $2,793,892
====================================================================================================================

Earnings per common share - basic                         $     0.35   $     0.46       $    1.50        $    1.03

====================================================================================================================

Earnings per common share - diluted                       $     0.30   $     0.38       $    1.31        $    0.89

====================================================================================================================

Shares used in computing earnings per common share:
  Basic                                                    5,217,733    2,734,898        4,730,803        2,700,785
  Diluted                                                  6,053,689    3,299,098        5,426,145        3,136,626
---------------------------------------------------------------------------------------------------------------------


                            Adjusted Pro Forma removing certain benefits from the comparison
---------------------------------------------------------------------------------------------------------------------
                                                                       For the Three Months            For Nine Months
                                                                        Ended September 30,           Ended September 30,
                                                                         2003         2002          2003              2002
                                                                             (Unaudited)                   (Unaudited)
Income before provision for income taxes                               $1,844,804  $1,247,200    $7,104,477     $ 3,322,892
  Adjustments to remove non recurring gains:
  Gain on sale of assets held for sale - discontinued operations          (41,236)    -----        (461,235)         -----
  Gain on extinguishment of debt                                          -----       -----      (2,431,233)         -----

----------------------------------------------------------------------------------------------------------------------------
Pretax Income excluding non-recurring gains                            $1,803,568  $1,247,200    $4,212,009      $3,322,892

Tax provision (benefit)                                                  -----         (1,000)       -----          529,000
  Adjustments to tax provision to make 40% effective rate                 721,426     499,880     1,684,804         800,157
  Adjusted Net Income                                                  $1,082,141    $748,320     2,527,205      $1,993,735

Basic EPS                                                              $     0.21  $     0.27     $    0.53      $     0.74
Diluted EPS                                                            $     0.18  $     0.23     $    0.47      $     0.64



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CPI Aerostructures, Inc. News Release                                    Page 5
November 3, 2003

                                                                           Unaudited            Audited
Balance Sheet Highlights                                                    9/30/03             12/31/02


Cash                                                                      $3,712,088            $    91,537

Costs and estimated earnings in excess of billings on uncompleted
contracts                                                                 15,620,556             11,382,106

Total current assets                                                      22,385,546             15,202,592

Total assets                                                              22,878,398             15,604,746

Total current liabilities                                                   4,855,370            13,227,018

Working capital                                                            17,530,176             1,975,574

Short-term debt                                                                20,196             8,024,160

Long-term debt                                                                 32,656                40,192

Shareholders' equity                                                       17,990,372             2,337,536

Total Liabilities and Shareholders' Equity                                $22,878,398           $15,604,746




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